Exhibit 99.1

Contact:	Susannah R. Robinson Director, Investor Relations (617) 342-6129

CABOT CORPORATION EXPECTS WEAK DEMAND FOR FIRST QUARTER 2009; ANNOUNCES ACTIONS TO ADDRESS MARKET
CHALLENGES

BOSTON (December 10, 2008)- Cabot Corporation (NYSE: CBT) today announced that it expects to report significant volume declines for the first quarter of fiscal 2009 and is taking a series of aggressive actions to address continuing market challenges.

Patrick Prevost, Cabot’s President and CEO stated, “Global weakness in the tire, automotive and construction industries, intensified by customer inventory reduction, is causing significant volume declines during the first quarter of fiscal 2009 in each of our major geographies. First quarter volumes in our Rubber Blacks, Performance Products and Fumed Metal Oxides Businesses are expected to be 20-30% lower than in the same period last year.”

Prevost continued, “It is difficult to foresee how the remainder of the fiscal year will develop, but we expect that the lower first quarter volumes will have a considerable impact on the full year and we are preparing for an extended slowdown. In light of this, we have gone through a detailed review of our global operations and have developed a plan to reposition Cabot for these new market conditions. In addition to the current curtailments of as much as 40% of our production, we will implement operational and structural adjustments. These actions, which began in October of this year, are expected to yield in excess of $80 million of annualized costs savings for fiscal 2010. We will also reduce our capital spending by approximately $50 million versus fiscal 2008 and accelerate our aggressive working capital reduction projects.”

“While the current market situation is sobering, we anticipate that our earnings and cash flows in the first half of fiscal 2009 will be helped by lower carbon black raw material costs. Cabot remains a strong company with leading global positions in our key businesses, robust financials and strong liquidity. We have substantial future growth opportunities, remain committed to our long-term technology projects and continue to invest prudently in our new businesses. All of these factors position us well to withstand these challenging times and emerge a stronger company,” concluded Prevost.

The Company expects to announce earnings for the first fiscal quarter of 2009 on January 28, 2009 and discuss results with shareholders at its earnings teleconference on January 29th.

About Cabot Corporation
Cabot Corporation is a global performance materials company, headquartered in Boston, Massachusetts. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.

Forward-Looking Statements

This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future (including our expectations concerning volume declines, production curtailments, cost savings, earnings, cash flows, carbon black raw material costs and our liquidity position) are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated. These factors include, but are not limited to changes in raw material costs; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier or customer operations.